CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2011, relating to the financial statements and financial highlights which appear in the February 28, 2011 Annual Report to Shareholders of JPMorgan U.S. Government Money Market Fund and JPMorgan U.S. Treasury Plus Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 27, 2011